IMPORTANT PROXY MATERIALS
ARE ON THE WAY TO YOUR CLIENTS RIGHT NOW!
Dear Investment Professional:
On September 17, 1997, there will be a Special Meeting of Shareholders of the following Capital Reserves Portfolios:
(solid bullet) (solid bullet)Money Market Portfolio
(solid bullet) U.S. Government Portfolio
(solid bullet) Municipal Money Market Portfolio
The enclosed Proxy Statements detail the proposals pertaining to each portfolio. A copy of the shareholder letter being mailed to all of your clients who hold shares in these portfolios is also enclosed.
We have also enclosed a Q&A to assist you in understanding the proposals that will require voting. If you have any questions about this proxy after reading the letter, Proxy Statements, and Q&A, please call your Fidelity representative at 800-843-3001.
We appreciate your support, and look forward to serving you in any way we can.
Sincerely,
Edward C. Johnson 3d
Chairman and Chief Executive Officer
This letter is intended for investment professional use only, and may not be reproduced or shown to the public in oral or written form as sales material.